KPMG

KPMG  LLP
Chartered  Accountants
Box  10426  777  Dunsmuir  Street                    Telephone:  (604)  691-3000
Vancouver,  BC  V7Y  1K3                             Telefax:  (604)  691-3031
Canada                                               www.kpmg.ca


                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

The  Board  of  Directors
Virtual  Sellers.com,  Inc.

We consent to the incorporation by reference in the Registration on Form S-8/S-3 of Virtualsellers.com, Inc. of our report dated May 19, 2000 relating to the consolidated balance sheets of Virtualsellers.com, Inc. as of February 29, 2000 and February 28, 1999, and the statements of operations, stockholders' equity and cash flows for the years ended February 29, 2000, February 28, 1999 and 1998, which report appears in the February 29, 2000 annual report on Form 10-K of Virtualsellers.com, Inc.

/s/  KPMG  LLP

Chartered  Accountants

Vancouver,  Canada

November  24,  2000